UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 16, 2005

MAXXAM INC.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	1-3924 (Commission File Number)	95-2078752 (I.R.S. Employer Identification No.)

1330 Post Oak Boulevard Suite 2000 Houston, Texas (Address of principal executive offices)	77056 (Zip Code)

Registrant’s telephone number, including area code: (713) 975-7600

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.
SIGNATURES

Item 8.01. Other Events.

     As previously disclosed, the Registrant’s indirectly wholly owned subsidiary, The Pacific Lumber Company (“Palco”) and Palco’s wholly owned subsidiary, Scotia Pacific Company LLC (“Scotia LLC”), have been in discussions with the staff of the California North Coast Regional Water Quality Control Board (the “North Coast Water Board”) seeking the staff’s clearance to operate under timber harvesting plans (“THPs”) already approved by the California Department of Forestry (“CDF”) and other state and federal regulatory agencies which review Palco’s THPs.

     Also as previously disclosed, the unreleased THPs located in the Freshwater and Elk River watersheds represent a substantial portion of the companies’ planned harvest for the first half of 2005, and the ongoing delay in receiving the North Coast Water Board staff’s release of these already-approved THPs has adversely impacted the cash flows of both Palco and Scotia LLC.

     On February 25, 2005, the Executive Officer of the staff of the North Coast Water Board publicly announced that she would approve the release of additional THPs such that Palco and Scotia LLC would be allowed to harvest up to 50% of the harvest limit established by the CDF for the Freshwater and Elk River watersheds.

     Palco and Scotia LLC have continued their efforts with the staff, and on March 16, 2005, Palco and Scotia LLC made a presentation to the North Coast Water Board seeking the release of additional THPs. At that meeting, the North Coast Water Board released additional THPs such that Palco and Scotia LLC would be allowed to harvest up to 75% of the harvest limit established by the CDF for the Freshwater and Elk River watersheds.

     As previously disclosed, Scotia LLC expects that without the prompt release of enough additional THPs, its cash flows from operations, together with funds available under its line of credit, will be inadequate to pay the entire amount of interest due on the July 20, 2005 payment date for its Timber Notes.

     Also as previously disclosed, Palco is facing a financial liquidity crisis and is currently in default under its credit agreement and has received a limited waiver, through March 18, 2005, of the default. Palco is seeking a more permanent solution to the default and its liquidity crisis. Again, no assurance can be given that this effort will be successful.

     Palco and Scotia LLC are reviewing the North Coast Water Board’s release of these additional THPs and its impact on the companies’ financial liquidity conditions. The remaining unreleased THPs represent an important portion of the companies’ planned harvest for the first half of 2005. Palco and Scotia LLC are continuing their efforts with the staff of the North Coast Water Board seeking the release of additional THPs. No assurance can be given that these efforts will be successful.

     In the event that the above-described efforts to secure a more permanent solution to the default and liquidity crisis and to release additional THPs are not favorably concluded, Palco and its subsidiaries, including Scotia LLC, expect that they will be forced to take extraordinary actions, which may include: reducing expenditures by laying off employees and shutting down various operations; seeking other sources of liquidity, such as from asset sales; and seeking protection by filing under the United States Bankruptcy Code.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 17, 2005	MAXXAM INC.
	By:	/s/ Paul N. Schwartz
		Name:	Paul N. Schwartz
		Title:	President and Chief Financial Officer